Exhibit 99.1

FOR IMMEDIATE RELEASE


                   THE TOPPS COMPANY, INC. REPORTS FISCAL 2006
                       FOURTH QUARTER AND YEAR-END RESULTS


New York, NY, April 10, 2006 - The Topps Company, Inc. (Nasdaq: TOPP) today reported financial results for the fiscal 2006 fourth quarter and year ended February 25, 2006.

Net sales in the fiscal 2006 fourth quarter were $67.5 million compared to $68.0 million last year. Weaker foreign currencies versus the prior year reduced fiscal 2006 fourth quarter sales by $1.6 million. The Company generated a loss from operations of $4.9 million compared to a loss of $1.5 million in last year's fourth quarter. During the period, the Company recognized one-time pre-tax charges associated with its previously announced restructuring and strategic initiatives of approximately $3.1 million. Net loss before discontinued operations was $1.9 million for the fiscal 2006 fourth quarter compared to net income of $428,000 last year. Net loss for the period, including after-tax income of $1.1 million related to the discontinuation of thePit.com business announced in the third quarter, was $833,000, or $0.02 per diluted share, versus net income of $299,000, or $0.01 per diluted share, in the prior year period. After-tax income for thePit.com business in the period was entirely attributable to a shift in tax credits.

For the year ended February 25, 2006, net sales were $293.8 million compared to $294.2 million last year. Weaker foreign currencies versus the prior year reduced fiscal 2006 sales by $569,000. The Company generated a loss from operations of $2.3 million compared to income from operations of $12.7 million last year. Full-year fiscal 2006 results reflect one-time pre-tax charges incurred in the third and fourth quarters of approximately $2.7 million, net of a $1.8 million benefit from a favorable WizKids legal settlement. In fiscal 2005, the Company incurred a one-time charge of $1.9 million related to a European Commission fine. Net income before discontinued operations in fiscal 2006 was $3.9 million versus $11.3 million last year. Including the after-tax loss of $2.7 million from discontinued operations, net income for fiscal 2006 was $1.2 million, or $0.03 per diluted share, versus net income of $10.9 million, or $0.26 per diluted share, last year.


                                   -- more --

TOPP - Fourth Quarter and Full Year Fiscal 2006 Financial Results
Page Two


During the fourth quarter, Confectionery net sales were $30.6 million, unchanged from the prior year period. For the full year, Confectionery net sales were $144.3 million compared to $143.8 million in fiscal 2005. Fourth quarter Confectionery sales benefited from initial shipments of 2DMax and Double Dunk in the U.S. and Europe, respectively, a line extension of the Baby Bottle Pop family. To a lesser extent, the introduction of an addition to the Push Pop line under the name of Jugglers in the U.S. and Switch `N Stax in Europe also contributed to fourth quarter sales. Sales from these new products were offset primarily by a shift in seasonal products in the U.S. due to the timing of Easter as well as lower sales in the period of Ring Pop and Push Pop.

Entertainment sales totaled $36.9 million in the fiscal 2006 fourth quarter, a 1.2% decline from $37.4 million in the prior-year period. Full year Entertainment sales were $149.6 million compared to $150.5 million. Fourth quarter results were impacted by lower demand in Europe for Topps sports publishing products despite a benefit from the shift in timing of Italian sports sticker product shipments to the fourth quarter this year from the third quarter last year. Sales at WizKids also declined in the period reflecting industry-wide softness in the gaming category and lower sales of Pirates constructible strategy games.

Also within Entertainment, U.S. sports cards sales demonstrated continued year-over-year improvement as the Company generated strong initial sell-in under its new agreement with the Major League Baseball Players' Association and Major League Baseball Properties. The Company's revamped approach to the U.S. sports cards market, which aims to reduce product proliferation, increase marketing outreach, and grow the target customer base, contributed to the quarter's performance. Additionally, increased sales of U.S. publishing products were driven by Wacky Packages and the Lord of the Rings series.

Arthur T. Shorin, Chairman and CEO of Topps, commented, "After exploring a sale of the candy business during much of fiscal 2006, we began reestablishing momentum by aggressively implementing the action points from our comprehensive strategic review. At the corporate level, we restructured our organization to reduce overhead and more closely align personnel with P&L responsibilities. We also recruited several senior-level executives who will help implement our growth initiatives. In the coming year, we will remain diligent in controlling costs while committing the necessary capital to move the Company forward."


                                   -- more --

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TOPP - Fourth Quarter and Full Year Fiscal 2006 Financial Results
Page Three


Mr. Shorin continued, "In Confectionery, we began focusing on expanding our age demographic, developing new product formats, and employing a more systematic approach to new product development. Within Entertainment, our strategy to improve our positioning within the U.S. sports market is showing early positive signs, and we are actively working to significantly grow share and increase demand in markets ranging from kids to serious collectors through exciting new products and promotions."

At February 25, 2006, the Company had $81.4 million in cash and short-term investments and no debt. During the fourth quarter, the Company paid its regular quarterly cash dividend to shareholders of $0.04 per share. In addition, Topps repurchased 508,000 shares of stock under its 10b5-1 program which began in the third fiscal quarter as well as an additional 90,000 shares of stock, for a total of 598,000 shares for the period.

The Topps Company, Inc. will host a webcast of its earnings conference call today at 10:00 a.m. Eastern Time. Investors, analysts, and the media are invited to listen to the call live at www.topps.com. A replay of the webcast will be available on the Company's website for the next 60 days.

Founded in 1938, Topps is a leading creator and marketer of distinctive confectionery and entertainment products. The Company's confectionery brands include "Ring Pop," "Push Pop," "Baby Bottle Pop" and "Juicy Drop Pop" lollipops as well as "Bazooka" bubble gum. Topps entertainment products include trading cards, sticker album collections and collectible games. For additional information, visit www.topps.com.

This release contains forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations contained in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed in the Company's Securities and Exchange Commission filings.

                                 (Tables Follow)

                   THE TOPPS COMPANY, INC. REPORTS FISCAL 2006


                    THE TOPPS COMPANY, INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                   (Amounts in Thousands, except share data)

                                                       (Unaudited)
                                                  Thirteen weeks ended     Fifty-two weeks ended
                                                  February     February    February      February
                                                  25, 2006     26, 2005    25, 2006      26, 2005
                                                  --------     --------    --------      -------
Net Sales                                       $   67,510   $   67,956   $  293,838   $  294,231
Cost of sales                                       49,053       46,476      198,054      189,200
                                                  --------     --------     --------     --------
   Gross profit on sales                            18,457       21,480       95,784       105,031

Other income (expense)                                 380          879        1,962        1,669
Selling, general and administrative expenses        23,734       23,851      100,058       94,019
                                                  --------     --------     --------     --------
   (Loss) income from operations                    (4,897)      (1,492)      (2,312)      12,681

Interest income, net                                   331          782        2,912        2,706
                                                  --------     --------     --------     --------
(Loss) income before provision for income taxes     (4,566)        (710)         600       15,387

(Benefit) provision for income taxes                (2,631)      (1,138)      (3,346)       4,119
                                                  --------     --------     --------     --------
   Net (Loss) income from continuing operations     (1,935)         428        3,946       11,268

Income (loss) from discontinued operations
         - net of tax                                1,102         (129)      (2,707)      ( 353)
                                                  --------     --------     --------     --------
   Net (loss) income                             $  (  833)   $     299    $   1,239    $  10,915
                                                  ========     ========     ========     ========

Basic net (loss) income per share
  -From continuing operations                        (0.05)        0.01         0.10         0.28
  -After discontinued operations                     (0.02)        0.01         0.03         0.27

Diluted net(loss) income per share
  -From continuing operations                        (0.05)        0.01         0.10         0.27
  -After discontinued operations                     (0.02)        0.01         0.03         0.26



Weighted average shares outstanding - Basic     39,961,000   40,440,000   40,349,000   40,471,000
Weighted average shares outstanding - Diluted   39,961,000   41,275,000   41,163,000   41,327,000


                    THE TOPPS COMPANY, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED BALANCE SHEET HIGHLIGHTS
                             (Amounts in Thousands)



                                                   As of           As of
                                                 February        February
                                                 25, 2006        26, 2005
                                                 --------        --------

Cash and Equivalents                            $  28,174       $  36,442
Short-term Investments                             53,269          69,955
Working Capital                                   127,394         138,710
Net Property, Plant and Equipment                  11,028          11,968
Total Assets                                      267,623         290,150
Shareholders' Equity                              204,021         219,168



                                                 SEGMENT INFORMATION
                                                (Amounts in Thousands)

                                                      (Unaudited)
                                                  Thirteen weeks ended       Fifty-two weeks ended
                                                  February     February      February    February
                                                  25, 2006     26, 2005      25, 2006    26, 2005
                                                  --------     --------      --------    --------
Net Sales
---------
Confectionery                                   $   30,577   $   30,581   $  144,261   $  143,762
Entertainment Products                              36,933       37,375      149,577      150,469
                                                  --------     --------     --------     --------
Total                                           $   67,510   $   67,956   $  293,838   $  294,231
                                                  ========     ========     ========     ========
Contributed Margin
------------------
Confectionery                                   $   10,471   $    9,117   $   43,842   $   46,781
Entertainment Products                               7,040        9,776       34,983       44,950
                                                  --------     --------     --------     --------
Total                                           $   17,511   $   18,893   $   78,825   $   91,731
                                                  ========     ========     ========     ========


Reconciliation of Contributed Margin
to Income Before Provision for Taxes:
-------------------------------------

Total Contributed Margin                        $   17,511   $   18,893    $  78,825   $   91,731
Unallocated General and Administrative
  Expenses and Manufacturing Overhead              (22,214)     (19,758)     (78,345)     (74,886)
Depreciation & Amortization                        (   574)     ( 1,506)     ( 4,754)     ( 5,833)
Other Income                                           380          879        1,962        1,669
                                                  --------     --------     --------     --------
(Loss) Income from Operations                      ( 4,897)     ( 1,492)      (2,312)      12,681
Interest Income, Net                                   331          782        2,912        2,706
                                                  --------     --------     --------     --------
(Loss) Income before Provision for Income Taxes  $ ( 4,566)  $    ( 710)    $    600    $  15,387
                                                  ========     ========     ========     ========